Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-269918 Pricing Term Sheet

Moody’s Corporation

Pricing Term Sheet

July 29, 2024

Issuer:	Moody’s Corporation

Trade Date:	July 29, 2024

Settlement Date:	August 5, 2024 (T+5)

Ratings:*	BBB+ by Standard & Poor’s Rating Services
BBB+ by Fitch Ratings

5.000% Senior Notes due 2034 (the “Notes”)

Principal Amount:	$500,000,000

Maturity Date:	August 5, 2034

Coupon:	5.000%

Benchmark Treasury:	4.375% due May 15, 2034

Benchmark Treasury Price	101-16+ / 4.184%
and Yield:

Spread to Benchmark Treasury:	+92 basis points

Yield to Maturity:	5.104%

Public Offering Price:	99.193%

Interest Payment Dates:	February 5 and August 5, commencing February 5, 2025

Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 15 basis points)

Par Call:	Callable on or after May 5, 2034, the date that is three months prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed

CUSIP/ISIN:	615369BA2 / US615369BA23

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp.
Wells Fargo Securities, LLC
Mizuho Securities USA LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Standard Chartered Bank
Truist Securities, Inc.
Goldman Sachs & Co. LLC
Citizens JMP Securities, LLC
Scotia Capital (USA) Inc.

Drexel Hamilton, LLC
Samuel A. Ramirez & Company, Inc.
R. Seelaus & Co., LLC

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made to investors on or about August 5, 2024, which will be the fifth business day following the date of pricing of the Notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day before their date of delivery will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. (1-800-294-1322 or dg.prospectus_requests@bofa.com), Citigroup Global Markets Inc. (1-800-831-9146), HSBC Securities (USA) Inc. (1-866-811-8049) or J.P. Morgan Securities LLC (collect) (1-212-834-4533).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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